Exhibit 8.2

FORM OF OPINION OF DAVIS POLK & WARDWELL LLP

[                  ], 2011

Zuoan Fashion Limited

Rooms 213 to 215, Block 8

No. 1150 Luochuan Middle Road

Shanghai 200072

China

Dear Ladies and Gentlemen:

We are acting as United States counsel to Zuoan Fashion Limited, a company incorporated under the laws of the Cayman Islands (the “Company”), in connection with the preparation of the registration statement on Form F-1 (the “Registration Statement”) and the related prospectus (the “Prospectus”) with respect to the Company’s American depositary shares representing the Company’s ordinary shares to be offered in the Company’s initial public offering.  The Company is filing the Registration Statement with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

We have examined such matters of fact and law as we have deemed necessary or advisable for the purpose of this opinion.

We hereby confirm our opinion set forth under the caption “Taxation—U.S. Federal Income Tax Considerations” in the Prospectus.

We are members of the Bar of the State of New York, and we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States.

We hereby consent to the use of our name under the caption “Taxation” in the Prospectus included in the Registration Statement and to the filing, as an exhibit to the Registration Statement, of this opinion.

In giving such consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

Davis Polk & Wardwell LLP